CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated January 27, 1998, (except with respect to the matter discussed in Note 16, as to which the date is February 26, 1998) regarding the financial statements for The Jersey Bank for Savings as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, and to all references to our Firm included in or made part of Amendment No. 1 to Registration
Statement No. 333-50065 on Form S-4 and in this Proxy Statement-Prospectus.

                                                        ARTHUR ANDERSEN LLP

Roseland, New Jersey
April 27, 1998